Exhibit 10(n)


November 21, 1996



Mr. Robert E. Anderson, III
Green Bank Farm
Montpelier, Virginia

Dear Mr. Anderson:

     In consideration of your many years of service with Owens & Minor, Inc. (The "Company"), the Board of Directors has agreed to augment the retirement allowance that you will receive under the Company's Supplemental Executive Retirement Plan (the "SERP"). Accordingly, subject to and effective as of your retirement from the Company on December 31, 1996, you shall receive, beginning on January 15, 1997 and on the fifteenth of each month thereafter until such Additional Payment shall be terminated as set forth in the SERP, the monthly amount of Four Thousand One Hundred and Forty Dollars ($4,140) (the Additional Payment"), which amount shall be in addition to any other retirement allowance paid to you under the SERP.

     Except as otherwise specifically set forth herein, all of the rights, privileges and limitations of the Additional
Payment, including its duration, shall be governed by the terms and conditions of the SERP as if the Additional
Payment were a retirement allowance payable thereunder.

     Please sign and return the enclosed copy of this letter for the Company's records. Thank you for your many contributions to Owens & Minor, Inc.

                         Very truly yours,
                         By /s/ Gilmer Minor, III
                            ---------------------------
                         Chairman, President and C.E.O.

Approved:

Name: By /s/ Robert E. Anderson
         ----------------------
Date:     Nov. 26, 1996